Nasdaq bid price deficiency cured

Company in compliance with all applicable listing standards

Seattle, WA – May 4, 2010 – Jones Soda Co. (the Company) (NASDAQ: JSDA), received notification from the Nasdaq Stock Market that the Company’s minimum bid price deficiency had been cured and that, as a result, the hearing before the Nasdaq Listing Qualifications Hearings Panel, scheduled for May 5, 2010, to address the Company’s listing status has been cancelled. The Company regained compliance with the $1.00 minimum bid price listing requirement after its stock price closed above $1.00 for ten consecutive trading days. The Company is now in compliance with all applicable listing standards.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda®, Jones 24C®, Jones GABA®, and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and
www.jonesGABA.com.

For further information, contact:

Michael R. O’Brien, Chief Financial Officer, Jones Soda Co.
(206) 624-3357 or mobrien@jonessoda.com